UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025

B. Riley FinanCIAl, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37503	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

(310) 966-1444

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RILY	Nasdaq Global Market
Depositary Shares (each representing a 1/1000th interest in a 6.875% Series A Cumulative Perpetual Preferred Share, par value $0.0001 per share)	RILYP	Nasdaq Global Market
Depositary Shares, each representing a 1/1000th fractional interest in a 7.375% share of Series B Cumulative Perpetual Preferred Stock	RILYL	Nasdaq Global Market
5.00% Senior Notes due 2026	RILYG	Nasdaq Global Market
5.50% Senior Notes due 2026	RILYK	Nasdaq Global Market
6.50% Senior Notes due 2026	RILYN	Nasdaq Global Market
5.25% Senior Notes due 2028	RILYZ	Nasdaq Global Market
6.00% Senior Notes due 2028	RILYT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06 Material Impairments.

B. Riley Financial, Inc. (the “Company”) previously disclosed in its Form 12b-25 (the “12b-25”) filed with the Securities and Exchange Commission on March 18, 2025 that the Company estimated at that time impairment charges to goodwill and other intangibles of $73 million to $79 million for the quarter ended December 31, 2024.  These estimated impairment charges primarily related to Nogin Commerce, LLC (“Nogin”), an indirect subsidiary of the Company.  Nogin has experienced challenges in executing its growth plans which has impacted current and projected operating results. In performing the annual impairment testing for the year ended December 31, 2024, these factors resulted in the conclusion that goodwill and other intangible assets of Nogin are impaired.

In connection with the preparation of its annual financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2024, the Company based on the factors noted above concluded that goodwill and other intangible assets of Nogin were impaired and the charges are estimated to be approximately $68 million to $74 million.

On March 31, 2025, Nogin signed a Deed of Assignment for the Benefit of Creditors, pursuant to which (i) Nogin transferred its assets to an assignee for the benefit of Nogin’s creditors, and (ii) assignee may, among other things, sell or dispose of such assets and settle all claims against Nogin.  The Company will no longer control or own the assets of Nogin which were approximately $9 million at December 31, 2024 and its results of operations will no longer be reported in the Company’s financial statements after March 31, 2025.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 3, 2025, the Company received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), which indicated that, as a result of the Company’s delay in filing its Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires Nasdaq-listed companies to timely file all required periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Notice states that the Company has 60 calendar days from the date of the Notice, or until June 2, 2025, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of its Annual Report, or until September 29, 2025, to file its Annual Report to regain compliance. The Notice has no immediate effect on the listing of the Company’s securities on Nasdaq.

The Company continues to work diligently to complete its Annual Report and plans to file its Annual Report as promptly as possible to regain compliance with the Rule.

On April 4, 2025, the Company issued a press release in accordance with Nasdaq Listing Rule 5810(b) announcing that the Company had received the Notice. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

On October 31, 2024, the Company signed a definitive agreement to sell a portion of the Company’s traditional (W-2) Wealth Management business to Stifel Financial Corp. (“Stifel”) for net consideration estimated at such time of $27.0 million to $35.0 million in cash, with the final consideration to be based on the number of advisors that joined Stifel at closing, among other things. On April 4, 2025, B. Riley completed the sale for net consideration of $26.0 million in cash, representing 36 financial advisors whose managed accounts represented approximately $4.0 billion in assets under management (AUM) as of March 31, 2025. Following the transaction, the Company’s Wealth Management business continues to have approximately 240 financial advisors whose associated customer accounts represent total AUM of approximately $15 billion as of March 31, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 4, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B. Riley Financial, Inc.

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Chairman & Co-CEO

Date: April 4, 2025

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